POST EFFECTIVE AMENDMENT TO FORM S-8

As filed with the Securities and Exchange Commission on July 27, 2012

Registration No. 333-142261

Registration No. 333-142260

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-142261

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-142260

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OPNEXT, INC.

(Exact name of Registrant as specified in its charter)

Delaware	22-3761205
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

46429 Landing Parkway, Fremont, California 94538

(Address of principal executive offices, including zip code)

OPNEXT, INC.

AMENDED AND RESTATED 2001 LONG-TERM

STOCK INCENTIVE PLAN

PINE PHOTONICS COMMUNICATIONS, INC. 2000 STOCK PLAN

(Full titles of the plans)

Jerry Turin

Chief Executive Officer

Opnext, Inc.

46429 Landing Parkway

Fremont, California 94538

(510) 580-8828

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Keith A. Flaum, Esq.

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

(650) 802-3090

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Opnext, Inc. (the “Registrant”) is filing this Post-Effective Amendment to its Registration Statements on Form S-8 to withdraw and remove from registration the unissued and unsold shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), issuable by the Registrant pursuant to its Amended and Restated 2001 Long-Term Stock Incentive Plan and the Pine Photonics Communications, Inc. 2000 Stock Plan previously registered by the Registrant pursuant to the following registration statements:

•	Registration Statement on Form S-8 (No. 333-142261), filed with the Securities and Exchange Commission on April 20, 2007; and

•	Registration Statement on Form S-8 (No. 333-142260), filed with the Securities and Exchange Commission on April 20, 2007 (collectively, the “Registration Statements”).

On July 23, 2012, pursuant to that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated March 26, 2012, by and among Oclaro, Inc., a Delaware corporation (“Oclaro”), Tahoe Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Oclaro (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving entity.

At the effective time of the Merger, each share of Registrant Common Stock issued and outstanding immediately prior to the Merger (other than shares held by Oclaro, the Registrant or any subsidiary of Oclaro or the Registrant) was converted into the right to receive 0.42 shares of common stock, par value $0.01, of Oclaro (and cash in lieu of fractional shares).

As a result of the Merger, the Registrant terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any shares of its Common Stock which remain unsold at the termination of the offering, the Registrant hereby removes from registration all shares of Common Stock registered under the Registration Statements which remained unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 27th day of July, 2012.

OPNEXT, INC.

By:	/s/ Jerry Turin
Jerry Turin Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jerry Turin	Chief Executive Officer, Chief Financial Officer	July 27, 2012
Jerry Turin	and Director
(Principal Executive Officer and Principal Accounting and Financial Officer